Exhibit - 99.01

News Release

Contacts:
FormFactor, Inc. Jens Meyerhoff Chief Financial Officer and Senior Vice President of Operations (925) 456-3911	Sapphire Investor Relations, LLC Erica Mannion Investor Relations (415) 399-9345

FOR IMMEDIATE RELEASE

FormFactor, Inc. Files Registration Statement for Public Offering of Secondary and Primary Shares

LIVERMORE, CA — October 20, 2003 — FormFactor, Inc. (Nasdaq: FORM) announced today that it has filed a Form S-1 registration statement with the U.S. Securities and Exchange Commission (SEC) for a proposed follow-on public offering of common stock. The filing provides for an offering of 5 million shares, consisting of approximately 3.5 million secondary shares offered by existing stockholders and employees, with the remainder of the offering, plus an over-allotment option of 750,000 shares consisting of primary shares offered by the company.

Morgan Stanley will serve as sole bookrunner for the offering, with Goldman, Sachs & Co. serving as co-managing underwriter.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

When available, a copy of the prospectus may be obtained from Morgan Stanley’s prospectus department at 1585 Broadway, New York, NY 10036-8200, (212) 761-6775.

About FormFactor:

FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The company’s products are based on its proprietary MicroSpring interconnect technology and proprietary design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the company’s Web site at www.formfactor.com.

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FormFactor and MicroSpring are trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.